Exhibit 99.1

Assurant Reports First Quarter 2019 Financial Results
Results In-line with Full-Year Outlook Driven by The Warranty Group and Mobile Growth

Key Highlights for First Quarter 2019
• Net income of $161.0 million, or $2.52 per diluted share, up 29 percent
• Net operating income of $140.6 million, or $148.8 million excluding reportable catastrophes[1], up 31 and 30 percent, respectively
• Net operating income per diluted share of $2.21, or $2.33 excluding reportable catastrophes[2], up 11 and 9 percent, respectively
• $88 million returned to shareholders in share repurchases and common dividends

Note: References to net income refer to net income attributable to common stockholders. Comparisons in the quarterly financial highlights relate to last year’s prior period unless otherwise noted.

NEW YORK, May 6, 2019 - Assurant, Inc. (NYSE: AIZ), a leading global provider of housing and lifestyle solutions that support, protect and connect major consumer purchases, today reported results for the first quarter ended March 31, 2019.

“Our first quarter results represent a strong start to 2019, driven by contributions from our acquisition of TWG and organic mobile growth,” said Assurant President and Chief Executive Officer Alan Colberg. “In addition to the significant increase in Global Lifestyle earnings, we also saw higher income from our Global Housing and Global Preneed segments.”

“As we outlined at our 2019 Investor Day, we believe we’re well positioned to sustain outperformance over time, driven by our leading positions and innovative offerings which should support double-digit earnings growth and significant cash flow generation,” Colberg added.

Reconciliation of Net Operating Income to GAAP Net Income Attributable to Common Stockholders1

(UNAUDITED)	1Q	1Q
($ in millions, net of tax)	2019	2018
Global Housing	$72.7	$71.2
Global Lifestyle	100.6	55.8
Global Preneed	11.8	9.8
Corporate and other	(18.8)	(20.0)
Interest expense	(21.0)	(9.6)
Preferred stock dividends	(4.7)	—
Net operating income	140.6	107.2
Adjustments:
Assurant Health runoff operations	0.1	2.0
Net realized gains on investments	24.8	0.4
Amortization of deferred gains on disposal of businesses	6.1	14.6
Net TWG acquisition related charges(1)	(9.0)	(20.5)
Foreign exchange related losses	(4.3)	—
Other adjustments	2.7	2.3
GAAP net income attributable to common stockholders	$161.0	$106.0
Note: 2018 net operating income includes TWG earnings beginning June 1, 2018 and mortgage solutions results prior to the sale on August 1, 2018. A full reconciliation of net operating income to GAAP net income attributable to common stockholders can be found on Page 10.
(1) Details about the components of net TWG acquisition related charges and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

First Quarter 2019 Consolidated Results

•
Net income was $161.0 million, or $2.52 per diluted share, compared to first quarter 2018 net income of $106.0 million, or $1.96 per diluted share. The increase was primarily due to Global Lifestyle, including contributions from TWG, an increase in realized gains on investments, mostly related to a net increase in fair value of equity securities, and lower net TWG acquisition-related charges.

•
Net operating income[3] increased to $140.6 million, or $2.21 per diluted share, compared to first quarter 2018 net operating income of $107.2 million, or $2.00 per diluted share. Assurant incurred $8.2 million of reportable catastrophes in first quarter 2019, compared to $7.4 million of reportable catastrophes in first quarter 2018.

Excluding reportable catastrophes, net operating income for first quarter 2019 totaled $148.8 million, compared to $114.6 million in the first quarter 2018. The increase was primarily driven by contributions from TWG and mobile organic growth in Global Lifestyle. This was partially offset by higher financing costs related to the TWG acquisition.

•
Net earned premiums, fees and other income from the Global Housing, Global Lifestyle and Global Preneed segments totaled $2.23 billion, compared to $1.49 billion in first quarter 2018. This reflected $651 million of revenue from TWG. Excluding TWG and the sale of mortgage solutions, revenue increased 10 percent, primarily from continued organic growth in mobile programs and Global Automotive.

Reportable Segments
Global Housing

($ in millions)	1Q19	1Q18	% Change
Net operating income	$72.7	$71.2	2%
Net earned premiums, fees and other	$500.0	$523.1	(4)%
Note: On August 1, 2018, Assurant closed the sale of Global Housing’s mortgage solutions business. Results for this business are included in Global Housing’s revenue and net operating income through July 2018.

•
Net operating income increased modestly in first quarter 2019. Results included $8.8 million of reportable catastrophes related to winter weather, which were consistent with the $8.7 million of catastrophes in the first quarter 2018.

Excluding mortgage solutions in the prior year period, earnings declined as growth in multifamily housing was offset by higher catastrophe reinsurance costs, and decreased profitability in specialty property offerings.

•
Net earned premiums, fees and other income decreased in first quarter 2019, mainly reflecting the sale of mortgage solutions. Excluding mortgage solutions, revenue increased 5 percent due to growth in specialty property products and multifamily housing. This increase was partially offset by expected lower placement rates and lower real-estate owned volume in lender-place insurance.

Global Lifestyle

($ in millions)	1Q19	1Q18	% Change
Net operating income	$100.6	$55.8	80%
Net earned premiums, fees and other	$1,681.6	$918.5	83%
Note: Starting June 1, 2018, the results of TWG business operations is reflected within Global Lifestyle segment results.

•
Net operating income increased significantly in first quarter 2019, reflecting the TWG acquisition and organic growth in Connected Living. TWG contributed a total of $30.3 million in the quarter, net of $2.8 million primarily related to intangible amortization and inclusive of approximately $10 million of realized operating synergies.

Excluding TWG, results increased 26 percent, mainly due to mobile subscriber growth from new and existing programs and higher trade-in volumes and margins, primarily in Asia Pacific and North America. More favorable Global Automotive results, compared to the prior year period, also contributed to the quarter. This growth was partially offset by unfavorable foreign exchange and the continued decline in Financial Services.

•
Net earned premiums, fees and other income increased primarily due to the addition of $651 million of TWG revenue. Excluding TWG, revenue increased 12 percent driven by organic growth in mobile from new protection programs and higher trade-in volumes, as well as domestic Global Automotive growth from strong prior period sales. Unfavorable foreign exchange reduced revenue in Connected Living and Global Financial Services.

Global Preneed

($ in millions)	1Q19	1Q18	% Change
Net operating income	$11.8	$9.8	20%
Net earned premiums, fees and other	$49.1	$46.2	6%

•	Net operating income was up in first quarter 2019 primarily due to higher investment income and lower mortality in the period compared to first quarter 2018.

•
Net earned premiums, fees and other income increased in the first quarter 2019, primarily driven by growth in prefunded funeral policies in U.S., as well as prior period sales of the Final Need product.

Corporate & Other

($ in millions)	1Q19	1Q18	% Change
Net loss attributable to common stockholders	$(24.1)	$(30.8)	22%
Net operating loss (4)	$(18.8)	$(20.0)	6%
Note: Net (loss) income attributable to common stockholders is the comparable GAAP measure to net operating loss for the Corporate & Other segment.

•	Net operating loss[4] decreased in first quarter 2019, primarily due to lower employee-related expenses compared to first quarter 2018.

Capital Position

•	Holding company liquidity was approximately $354 million as of March 31, 2019, $129 million above the company’s current targeted minimum level of $225 million.

Dividends paid to the holding company in the first quarter 2019 from Assurant operating segments, inclusive of TWG, totaled $78 million.

•
Share repurchases and common and preferred dividends, totaled $93 million in first quarter 2019. Dividends to shareholders totaled $42 million, including $37 million in common stock dividends and $5 million in preferred stock dividends. Assurant repurchased 0.5 million shares of common stock for $51 million. From April 1 through May 3, 2019, the company repurchased an additional 224,000 shares for approximately $21 million, with $690 million remaining under the current repurchase authorization.

Company Outlook

Based on current market conditions, for full-year 2019 the company continues to expect:

•
Assurant net operating income per diluted share, excluding catastrophe losses to increase 6 percent to 10 percent from 2018, driven mainly by profitable growth in Global Lifestyle and Global Housing as well as share repurchases. This growth rate includes the full year impact of the 10.4 million shares issued for the TWG acquisition. Assurant’s consolidated effective tax rate to be between 23 percent to 25 percent.

•
Double-digit earnings growth to reflect full-year contributions from TWG including $25 million to $30 million after-tax of additional synergy realization, modest organic growth across Connected Living, Global Automotive and multifamily housing, as well as ongoing expense management efforts. Lender-placed, excluding reportable catastrophe losses and the incremental reinsurance costs to further reduce the company’s catastrophe exposure, is expected to approximate 2018 levels as revenue declines moderate. Earnings growth will be partially offset by the continued declines in Global Financial Services.

Corporate & Other full-year net operating loss5 to approximate 2018 levels. Interest expense and preferred dividends are expected to be between $83 million to $85 million and approximately $20 million, respectively, reflecting a full year of financing costs related to the acquisition of TWG.

•
Business segment dividends from Global Housing, Global Lifestyle and Global Preneed to approximate segment net operating income, including catastrophe losses. This is subject to the growth of the businesses and rating agency and regulatory capital requirements.

•
Capital to be deployed to support business growth, fund other investments and return capital to shareholders in the form of share repurchases and dividends, subject to Board approval and market conditions.

Earnings Conference Call
The first quarter 2019 earnings conference call and webcast will be held Tuesday, May 7, 2019 at 8:30 a.m. ET. The live and archived webcast, along with supplemental information, will be available on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global provider of housing and lifestyle solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 500 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; pre-funded funeral insurance; renters insurance and lender-placed homeowners insurance. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future.
Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:
Linda Recupero
Senior Vice President, Global Communication
Phone: 212.859.7005
linda.recupero@assurant.com

Investor Relations Contacts:
Suzanne Shepherd
Senior Vice President, Investor Relations
Phone: 212.859.7062
suzanne.shepherd@assurant.com

Sean Moshier
Director, Investor Relations
212.859.5831

sean.moshier@assurant.com

Safe Harbor Statement
Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, including the benefits and synergies of The Warranty Group acquisition, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words such as “outlook,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” or the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or review any forward-looking statements in this news release or the exhibits, whether as a result of new information, future events or other developments. The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:

(i)	the loss of significant clients, distributors and other parties or those parties facing financial, reputation and regulatory issues;

(ii)	significant competitive pressures, changes in customer preferences and disruption;

(iii)	the failure to find and integrate acquisitions, including The Warranty Group, or grow organically and risks associated with joint ventures;

(iv)	the impact of general economic, financial market and political conditions, including unfavorable conditions in the capital and credit markets, and conditions in the markets in which we operate;

(v)	risks related to our international operations and fluctuations in exchange rates;

(vi)	the impact of catastrophic and non-catastrophe losses;

(vii)	our inability to recover should we experience a business continuity event;

(viii)	our inability to develop and maintain distribution sources or attract and retain sales representatives;

(ix)	failure to manage vendors and other third parties who conduct business and provide services to our clients;

(x)	declines in the value of mobile devices and export compliance risk in our mobile business;

(xi)	negative publicity relating to our products and services or the markets in which we operate;

(xii)	failure to implement our strategy and to attract and retain key personnel, including senior management;

(xiii)	employee misconduct;

(xiv)	the adequacy of reserves established for claims and our inability to accurately predict and price for claims;

(xv)	a decline in financial strength ratings or corporate senior debt ratings;

(xvi)	an impairment of goodwill or other intangible assets;

(xvii)	failure to maintain effective internal control over financial reporting;

(xviii)	a decrease in the value of our investment portfolio including due to market, credit and liquidity risks;

(xix)	the impact of U.S. tax reform legislation and impairment of deferred tax assets;

(xx)	the unavailability or inadequacy of reinsurance coverage and credit risk of reinsurers, including those to whom we have sold business through reinsurance;

(xxi)	the credit risk of some of our agents;

(xxii)	the inability of our subsidiaries to pay sufficient dividends to the holding company and limitations on our ability to declare and pay dividends;

(xxiii)	changes in the method for determining or replacement of LIBOR;

(xxiv)	failure to effectively maintain and modernize our information technology systems and infrastructure and integrate those of acquired businesses;

(xxv)	breaches of our information systems or those of third parties or failure to protect data in such systems, including due to cyber-attacks;

(xxvi)	costs of complying with, or failure to comply with, extensive laws and regulations to which we are subject, including related to privacy, data security and data protection;

(xxvii)	the impact from litigation and regulatory actions;

(xxviii)	reductions in the insurance premiums we charge; and

(xxix)	changes in insurance and other regulation.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)
Assurant uses net operating income (defined below), excluding reportable catastrophes, as an important measure of the company’s operating performance. Reportable catastrophes represents reportable catastrophe losses net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums. Reportable catastrophes include ISO events greater than $5 million, pre-tax. The company believes this metric provides investors a valuable measure of the performance of the company’s ongoing business because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	1Q	1Q
($ in millions)	2019	2018
Global Housing, excluding reportable catastrophes	$81.5	$79.9
Global Lifestyle(1)	100.0	54.5
Global Preneed	11.8	9.8
Corporate and other	(18.8)	(20.0)
Interest expense	(21.0)	(9.6)
Preferred stock dividends	(4.7)	—
Net operating income, excluding reportable catastrophes	148.8	114.6
Adjustments, pre-tax:
Assurant Health runoff operations	0.1	2.6
Net realized gains on investments	28.8	0.5
Reportable catastrophes	(10.3)	(9.4)
Amortization of deferred gains on disposal of businesses	7.8	18.5
Net TWG acquisition related charges(2)	(10.7)	(26.0)
Foreign exchange related losses	(4.2)	—
Other adjustments	3.4	3.2
(Provision) benefit for income taxes	(2.7)	2.0
GAAP net income attributable to common stockholders	$161.0	$106.0

(1)
1Q 2019 and 1Q 2018 exclude benefits of $0.6 million after-tax ($0.9 million pre-tax) and $1.3 million after-tax ($1.6 million pre-tax), respectively, due to favorable development related to prior year reportable catastrophes.

(2)
Details about the components of net TWG acquisition related charges are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(2)
Assurant uses net operating income per diluted share, excluding reportable catastrophes, as an important measure of the company's stockholder value. The company believes this metric provides investors a valuable measure of stockholder value because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders per diluted share, defined as net income plus any dilutive preferred stock dividends divided by weighted average diluted shares outstanding.

(UNAUDITED)	1Q	1Q
	2019	2018
Net operating income, excluding reportable catastrophes, per diluted share(1)	$2.33	$2.14
Adjustments, pre-tax:
Dilutive effect from mandatory convertible preferred stock	—	(0.03)
Assurant Health runoff operations	—	0.05
Net realized gains on investments	0.43	0.01
Reportable catastrophes	(0.16)	(0.17)
Amortization of deferred gains on disposal of businesses	0.12	0.33
Net TWG acquisition related charges	(0.17)	(0.47)
Foreign exchange related losses	(0.06)	—
Other adjustments	0.06	0.06
(Provision) benefit for income taxes	(0.03)	0.04
Net income attributable to common stockholders per diluted share(1)	$2.52	$1.96
(1) Information on the share counts used in the per share calculations are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(3)
Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income, excluding Assurant Health runoff operations, net realized gains on investments, amortization of deferred gains on disposal of businesses (including Assurant Employee Benefits), net TWG acquisition related charges, foreign exchange gains (losses) from remeasurement of monetary assets and liabilities and other highly variable or unusual items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business because the excluded items do not represent the ongoing operations of the company. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	1Q	1Q
($ in millions)	2019	2018
Net operating income	$140.6	$107.2
Adjustments (pre-tax):
Assurant Health runoff operations	0.1	2.6
Net realized gains on investments	28.8	0.5
Amortization of deferred gains on disposal of businesses	7.8	18.5
Net TWG acquisition related charges(1)	(10.7)	(26.0)
Foreign exchange related losses	(4.2)	—
Other adjustments	3.4	3.2
(Provision) benefit for income taxes	(4.8)	—
GAAP net income attributable to common stockholders	$161.0	$106.0

(1)
Details about the components of net TWG acquisition related charges are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(4) Assurant uses Corporate and Other net operating loss as an important measure of the corporate segment’s performance. Corporate and Other net operating loss equals Corporate and Other segment net (loss) income, excluding Health runoff operations, amortization of deferred gains on disposal of businesses, net TWG acquisition related charges, interest expense, net realized losses (gains) on investments, foreign exchange gains (losses) from remeasurement of monetary assets and liabilities and other highly variable or unusual items. The company believes Corporate and Other net operating loss provides investors a valuable measure of the performance of the company’s corporate segment because it excludes highly variable items that do not represent the ongoing results of the company’s corporate segment. The comparable GAAP measure is Corporate & Other segment net (loss) income attributable to common stockholders.

(UNAUDITED)	1Q	1Q
($ in millions)	2019	2018
GAAP Corporate and Other segment net loss attributable to common stockholders	$(24.1)	$(30.8)
Adjustments, pre-tax:
Assurant Health runoff operations	(0.1)	(2.6)
Amortization of deferred gains on disposal of businesses	(7.8)	(18.5)
Net TWG acquisition related charges(1)	10.7	26.0
Interest expense	26.5	12.2
Net realized gains on investments	(28.8)	(0.5)
Foreign exchange related losses	4.2	—
Other adjustments	(3.4)	(3.2)
Benefit for income taxes	(0.7)	(2.6)
Preferred stock dividends	4.7	—
Corporate & other net operating loss	$(18.8)	$(20.0)
(1) Details about the components of net TWG acquisition related charges are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(5) The company outlook for net operating income per diluted share, excluding reportable catastrophe losses, and Corporate & Other net operating loss constitutes forward-looking information and the company believes that it cannot reconcile such forward-looking information to the most comparable GAAP measure without unreasonable efforts. Many of the GAAP components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation. The company is able to reasonably quantify a range for amortization of deferred gains based on certain assumptions relating to future reinsured premium on disposed business during the forecast period. Amortization of deferred gains on disposal of businesses is expected to be approximately $16-18 million after-tax. The company is also able to reasonably quantify a range of net TWG acquisition related charges, which is expected to be approximately $25-30 million after-tax. Finally, the company is able to quantify a range of interest expense and preferred stock dividends, as disclosed in the outlook. The interest expense estimate assumes no additional debt is incurred or extinguished in the forecast period. Preferred stock dividends are subject to Board approval.

A summary of net operating income disclosed items is included on page 21 of the company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three Months Ended March 31, 2019 and 2018

	1Q
	2019	2018
($ in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$1,904.4	$1,124.9
Fees and other income	328.3	364.5
Net investment income	166.3	130.2
Net realized gains on investments	28.8	0.5
Amortization of deferred gains on disposal of businesses	7.8	18.5
Total revenues	2,435.6	1,638.6
Benefits, losses and expenses
Policyholder benefits	614.7	414.6
Selling, underwriting, general and administrative expenses	1,577.4	1,066.0
Interest expense	26.5	21.5
Total benefits, losses and expenses	2,218.6	1,502.1
Income before provision for income taxes	217.0	136.5
Provision for income taxes	48.4	30.5
Net income	168.6	106.0
Less: Net income attributable to non-controlling interests	(2.9)	—
Net income attributable to stockholders	165.7	106.0
Less: Preferred stock dividends	(4.7)	—
Net income attributable to common stockholders	$161.0	$106.0

Net income attributable to common stockholders per share:
Basic	$2.57	$1.99
Diluted	$2.52	$1.96

Common stock dividends per share	$0.60	$0.56

Share data:
Basic weighted average shares outstanding	62,594,828	53,169,358
Diluted weighted average shares outstanding	65,777,945	54,189,498

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At March 31, 2019 and Dec. 31, 2018

	March 31,	December 31,
	2019	2018
	($ in millions)
Assets
Investments and cash and cash equivalents	$15,257.9	$14,657.9
Reinsurance recoverables	9,061.6	9,166.0
Deferred acquisition costs	5,371.5	5,103.0
Goodwill	2,331.2	2,321.8
Value of business acquired	2,858.1	3,157.8
Assets held in separate accounts	1,801.1	1,609.7
Other assets	3,497.9	3,387.7
Assets of consolidated investment entities	2,057.7	1,685.4
Total assets	$42,237.0	$41,089.3

Liabilities
Policyholder benefits and claims payable	$12,061.4	$12,054.6
Unearned premiums	15,638.7	15,648.0
Debt	2,006.6	2,006.0
Liabilities related to separate accounts	1,801.1	1,609.7
Deferred gain on disposal of businesses	45.4	53.1
Accounts payable and other liabilities	3,410.9	3,128.9
Liabilities of consolidated investment entities	1,801.2	1,455.1
Total liabilities	36,765.3	35,955.4

Stockholders' equity
Equity, excluding accumulated other comprehensive income	5,337.2	5,267.4
Accumulated other comprehensive income	103.4	(155.4)
Total Assurant, Inc. stockholders' equity	5,440.6	5,112.0
Non-controlling interest	31.1	21.9
Total equity	5,471.7	5,133.9
Total liabilities and equity	$42,237.0	$41,089.3